D R A F T


                                               Rosebud Energy Corp.
                                                   Balance Sheet
                                                  As of 12/31/99

CURRENT ASSETS:
Rosebud Fee Acct. - US Bank                                                 $ 598.56
Rosebud Operating Acct. - US Bank                                          70,052.68
Rosebud Legal Fee Acct. - US Bank                                          30,000.00
                                                                ---------------------

TOTAL CURRENT ASSETS                                                                              $ 100,651.24

PROPERTY, PLANT AND EQUIPMENT:
Land                                                                        1,000.00
Office Furniture and Fixtures                                               9,610.58
Computer Equipment and Software                                            10,424.94
Accum. Deprec. - Office Equip.                                            (1,509.47)
Accum. Deprec. - Office F and F                                           (5,604.83)
Accum. Deprec. - Computer Equip.                                          (2,279.95)
                                                                ---------------------

TOTAL PROPERTY, PLANT AND EQUIPMENT                                                               $  11,641.27

OTHER ASSETS:
Other Receivable - RDO                                                    357,923.55
Other Investments                                                     (7,639,159.56)
                                                                ---------------------
TOTAL OTHER ASSETS                                                                             $(7,281,236.01)

                                                                                         ----------------------

TOTAL ASSETS                                                                                   $(7,168,943.50)
                                                                                         ======================

                                                                       D R A F T


                                               Rosebud Energy Corp.
                                                   Balance Sheet
                                                  As of 12/31/99

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts Payable                                                            $  4,263.69
Other Payable                                                                490,476.23
                                                                  ----------------------

TOTAL CURRENT LIABILITIES                                                                                 $ 494,739.92
                                                                                             --------------------------

TOTAL LIABILITIES                                                                                         $ 494,739.92

SHAREHOLDERS' EQUITY:
Shareholders' Capital                                                   $(3,541,275.08)
Retained Earnings                                                        (3,457,140.76)
Net Loss                                                                   (665,267.58)

                                                                  ----------------------

TOTAL SHAREHOLDERS' EQUITY                                                                             $(7,663,683.42)

                                                                                             --------------------------

TOTAL LIABILITIES/SHAREHOLDERS' EQUITY                                                                 $(7,168,943.50)
                                                                                             ==========================

                                                                       D R A F T


                                               Rosebud Energy Corp.
                                              STATEMENT OF OPERATIONS
                                           For the Period Ended 12/31/99


REVENUES:
Professional Fees                                                                              $  431,673.08

OPERATING EXPENSES:
Accounting and Auditing Fees                                                                        5,045.00
Legal Fees                                                                                          3,208.73
Travel Expenses                                                                                    15,080.44
Business Meals and Entertainment                                                                    1,345.29
Telephone Expense                                                                                   9,363.91
Fees and Licenses                                                                                      40.00
Rent Expense                                                                                       30,806.87
Consulting Fees                                                                                     1,398.30
Employee Benefits                                                                                  53,636.75
Employee Relations                                                                                  3,169.56
Payroll and Payroll Tax Expense                                                                   268,783.37
Office Supplies                                                                                     9,217.02
Outside Services - Administrative                                                                   6,946.65
Outside Services - Finance                                                                        887,624.56
Postage and Freight                                                                                 4,026.50
Insurance                                                                                           3,336.00
Charitable Contribution                                                                               185.00
Community Relations                                                                                   567.00
Continuing Education                                                                                2,791.32
Dues and Publications                                                                               2,866.12
Miscellaneous                                                                                      17,868.50
Taxes                                                                                                  20.00
Depreciation                                                                                        2,539.37
                                                                                 ----------------------------

TOTAL OPERATING EXPENSES                                                                       $1,329,866.26
                                                                                 ----------------------------

TOTAL OPERATING LOSS                                                                            (898,193.18)
Gain - Other Invest. - CELP                                                                       232,925.60
                                                                                 ----------------------------

NET LOSS                                                                                      $ (665,267.58)
                                                                                 ============================

                                                                       D R A F T


COLSTRIP ENERGY LIMITED PARTNERSHIP




Financial Statements
for the years ended December 31, 1999 and 1998

                                                                       D R A F T


Colstrip Energy Limited Partnership
Balance Sheets
as of December 31,

                          ASSETS                                       1999                     1998
                                                                -------------------      --------------------

Current assets:
     Designated and restricted cash equivalents                      $3,270,138                $3,083,616
     Liquid investments                                               1,538,248                 1,891,762
     Receivable from Montana Power Company                            1,825,843                 1,737,074
     Prepaid expenses                                                   118,488                    93,473
     Special reserve account investments                                527,533                   503,125
     Other                                                               94,586                   160,988
                                                                -------------------      --------------------

    Total current assets                                              7,374,836                 7,470,038

Property, plant and equipment, net                                   70,151,355                71,928,155
Bond reserve fund investments                                         6,017,376                 6,084,976
Deferred charges                                                      2,456,492                 2,823,534
Limestone inventory                                                     602,844                   595,310
                                                                -------------------      --------------------

    Total assets                                                    $86,602,903              $ 88,902,013
                                                                ===================      ====================


              LIABILITIES AND PARTNERS' EQUITY

Current liabilities:
     Accounts payable and accrued expenses                               $1,3475683          $ 1,120,953
     Accrued interest                                                       169,980              178,153
     Current portion of term notes payable                                2,640,000            2,280,000
                                                                  --------------------   --------------------

    Total current liabilities                                             4,157,548            3,579,106

Bond payable                                                             60,800,000           60,800,000
Term notes payable                                                        2,760,000            5,400,000
                                                                  --------------------   --------------------

    Total liabilities                                                    67,717,548           69,779,106

Commitment (Note 11) and contingencies (Note 13)

Partners' equity:
     Partners' capital                                                   18,884,403           19,110,624
     Accumulated comprehensive income                                           952               12,283
                                                                  --------------------   --------------------

    Total liabilities and partners' equity                             $ 86,602,903            $ 88,902,013
                                                                  ====================   ====================

The accompanying notes are an integral part of the financial statements.

                                                                       D R A F T


Colstrip Energy Limited Partnership
Statements of Operations
for the years ended December 31,

                                                                       1999                     1998
                                                                -------------------      --------------------


Revenues:
     Energy                                                          $16,763,672              $15,305,882
     Capacity                                                          3,295,627                3,187,158
     Interest Income                                                     494,619                  560,679
     Other                                                               507,115                   79,015
                                                                -------------------      --------------------

                                                                      21,061,033               19,132,734
                                                                -------------------      --------------------
Raw materials:
     Coal                                                              2,284,259                2,112,651
     Coal transport                                                      743,034                  582,723
     Coal royalty                                                        371,898                  361,651
     Limestone processing charge                                         116,471                  122,365
     Limestone transport                                                 452,304                  410,100
     Limestone usage                                                      29,561                   32,314
     Fuel oil                                                             25,970                   13,607

Operating expenses:
     Operations and maintenance (O&M) contract labor                   2,290,447                2,273,873
     O&M nonlabor                                                        933,926                  862,525
     Professional fees                                                 1,102,940                  911,649
     Property, license and other taxes                                   409,807                  420,957
     Insurance                                                           132,012                  173,168
     Management fee to operator                                          231,185                  230,960
     Other                                                               246,110                  278,684
                                                                -------------------      --------------------

                                                                       9,369,924                8,787,227
                                                                -------------------      --------------------

  Operating revenues available for debt service and                   11,691,109               10,345,507
      other expenses                                            -------------------      --------------------


Debt service expenses:
       Interest                                                        2,378,159                2,740,981
       Loan fees                                                         952,988                  896,504

Expenses subordinate to debt service:
     Bonus to operator                                                   188,626                   52,856

      Depreciation and amortization                                    2,348,196                2,349,549
                                                                -------------------      --------------------

     Total debt service and other expenses                             5,867,969                6,039,890
                                                                -------------------      --------------------

     Net income                                                      $ 5,823,140              $ 4,305,617
                                                                ===================      ====================

The accompanying notes are an integral part of the financial statements.

                                                                       D R A F T


Colstrip Energy Limited Partnership
Statements of Comprehensive Income
for the years ended December 31,

                                                                       1999                     1998
                                                                -------------------      --------------------

Net income                                                           $ 5,823,140              $ 4,305,617

Unrealized holding loss arising during period                            (11,331)                  (5,526)
                                                                -------------------      --------------------

Comprehensive income                                                 $ 5,811,809              $ 4,300,091
                                                                ===================      ====================

The accompanying notes are an integral part of the financial statements.

                                                                       D R A F T


Colstrip Energy Limited Partnership
Statements of Partners' Capital
for the years ended December 31, 1999 and 1998

                                                     General               Limited
                                                     Partner               Partners               Total
                                                ------------------    -------------------    -----------------

Balance at January 1, 1998                        $ (3,965,686)           $ 23,996,237             $20,030,551

Net income                                              172,225              4,133,392               4,305,617

Capital withdrawn                                   (1,888,760)            (3,336,784)             (5,225,544)
                                                ------------------    -------------------    -----------------

Balance at December 31, 1998                      $ (5,682,221)           $ 24,792,845             $19,110,624

Net income                                              232,926              5,590,214               5,823,140

Capital withdrawn                                   (2,189,863)            (3,859,498)             (6,049,361)
                                                ------------------    -------------------    -----------------

Balance at December 31, 1999                      $ (7,639,158)           $ 26,523,561            $ 18,884,403
                                                ==================    ===================    =================

The accompanying notes are an integral part of the financial statements.

                                                                       D R A F T


Colstrip Energy Limited Partnership
Statements of Cash Flows
for the years ended December 31,

                                                                       1999                     1998
                                                                -------------------      --------------------
Cash flows from operating activities:
  Net income                                                         $ 5,823,140              $ 4,305,617
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization                                    2,348,196                2,349,549
      Amortization of investment discount                               (354,474)                (312,372)
      Change in assets and liabilities:
        Receivable from Montana Power Company                            (88,769)                 (44,299)
        Prepaid expenses and other assets                                  4,292                   19,086
        Inventory                                                         29,561                   32,314
        Accounts payable and accrued expenses                            226,615                   81,453
        Accrued interest                                                  (8,173)                 (26,752)
                                                                -------------------      --------------------

          Net cash provided by operating activities                    7,980,388                6,404,596
                                                                -------------------      --------------------

Cash flows from investing activities:
  Proceeds from maturities or sales of available-for-sale
    investment securities                                             36,893,077               18,556,632
  Purchase of available for sale investment securities               (36,153,228)             (18,582,088)
  Expenditures for property, plant and equipment                        (204,354)                (345,706)
                                                                -------------------      --------------------

          Net cash provided (used) for investing activities              535,495                 (371,162)
                                                                -------------------      --------------------

Cash flows from financing activities:
  Partner capital withdrawn                                           (6,049,361)              (5,225,544)
  Principal payments on term notes                                    (2,280,000)              (1,920,000)
                                                                -------------------      --------------------
          Net cash used for financing activities                      (8,329,361)              (7,145,544)
                                                                -------------------      --------------------

Net increase (decrease) in designated and restricted
  cash and equivalents
                                                                         186,522               (1,112,110)
Designated and restricted cash and equivalents, beginning of
   year                                                                3,083,616                4,195,726
                                                                -------------------      --------------------

Designated and restricted cash and equivalents, end of year          $ 3,270,138              $ 3,083,616
                                                                ===================      ====================

Interest paid                                                        $ 2,386,332              $ 2,767,733

The accompanying notes are an integral part of the financial statements

                                                                       D R A F T


Colstrip Energy Limited Partnership
Notes to Financial Statements


1.   Organization and Operation:

     Colstrip Energy Limited Partnership (the Partnership) owns and operates a 35-megawatt electric generation facility (the Project) near Colstrip, Montana. Commercial operations of the Project commenced on May 3, 1990.

     At December 31, 1999, the Partnership consists of Rosebud Energy Corp. (Rosebud), the general partner, and two limited partners: Harrier Power Corporation (indirectly wholly-owned by U.S. Generating Company, LLC) and Spruce Limited Partnership. The general partner of Spruce Limited Partnership is Spruce Power Corporation (which PG&E Generating Company purchased from Bechtel Enterprises, Inc. effective September 19, 1997 and is now indirectly wholly-owned by U.S. Generating Company, LLC) and the limited partner is Pitney Bowes Credit Corp. In January 2000 Enron Bighorn Acquisition Group purchased Harrier Power Corporation's limited partnership interest in the Partnership. The original life of the Partnership is 40 years expiring in 2028.

     The Project is a Federal Energy Regulatory Commission (FERC) certified Small Power Production Facility consisting of a circulating fluidized bed combustion boiler, an extraction/condensing steam turbine generator unit and related auxiliary equipment. The unit is fired by waste coal in the form of sub-bituminous coal refuse. Montana Power Company (MPC) has contracted to purchase all of the electricity to be generated by the Project through June, 2025.


2.   Summary of Significant Accounting Policies:

     Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     Inventory - Inventory consists of limestone to be used in the power generation process and is stated at cost.

     Investments - The Partnership classifies liquid investments, special reserve account investments and bond reserve fund investments as available-for-sale securities which are stated at estimated fair value.

     Property, Plant and Equipment - Property, plant and equipment is stated at historical cost net of accumulated depreciation. When property, plant and equipment is disposed of, the asset cost and related accumulated depreciation are removed from the Partnership's books and the net gain or loss is included in operations. Depreciation is provided using the straight-line method over estimated useful lives of fifty years for plant and systems, seven years for heavy operating equipment, five to seven years for periodic scheduled overhaul costs, and five years for land improvements, furniture, computer equipment, small tools and vehicles.

                                                                       D R A F T


     The Partnership reviews the carrying value of property, plant and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. No assets are considered impaired as of December 31, 1999 or 1998.

     Deferred Charges - Costs of issuing bonds and notes are amortized using the effective interest rate method over the term of the related financing. The cost of entering into interest rate cap transactions is amortized on a straight-line basis over the term of the related financing.

     Income Taxes - The Partnership is subject to the partnership provisions of the Internal Revenue Code and, accordingly, incurs no federal or state income taxes. Individual partners report their respective share of the Partnership's taxable income, loss, deductions and credits.

     Financial Instruments - Designated and restricted cash equivalents include highly liquid investments with original maturities of three months or less, readily convertible to known amounts of cash. The amounts reported as restricted and designated cash and equivalents, receivables, other assets, accounts payable and accrued expenses are considered to be reasonable approximations of their fair values. Bonds payable and term notes payable carrying values are considered to be a reasonable approximation of their fair values as these financial instruments bare variable interest rates. The fair value estimates presented herein were based on market information available to management as of December 31, 1999. The use of different market assumptions and estimation methodologies could have a material effect on the estimated fair value amounts. The reported fair values do not take into consideration other expenses that would be incurred in an actual settlement.

     Revenue Recognition - MPC has contracted to purchase all of the electricity to be generated by the Project through June 2025. Revenue is recorded based on power generation at rates established by the Power Purchase Agreement ("PPA").


3.   Comprehensive Income:

     The only component of accumulative other comprehensive income is unrealized holding gains and losses on available-for-sale securities, changes for which have been displayed in the Statements of Comprehensive Income.

                                                                       D R A F T


4.   Designated and Restricted Cash and Equivalents:

     Partnership revenues are deposited with an agent bank for disbursement in accordance with the terms of the partnership and credit agreements.
     Designated and restricted funds were as follows:

                                                                                         December 31,
                                                                                 1999                   1998
                                                                          -------------------    -------------------
     Designated cash and equivalents:
       Cash available for operations:
         First Interstate O&M nonlabor                                       $   104,931            $    31,750
         US Bank accounts                                                      2,514,433              2,415,413
                                                                          -------------------    -------------------
                                                                               2,619,364              2,447,163
                                                                          -------------------    -------------------
     Restricted cash and equivalents:
       Credit Suisse revenue holdings account                                      2,312                     50
       Credit Suisse debt service account                                        206,484                260,068
       Credit Suisse revolving credit debt service account                             -                     14
       Credit Suisse maintenance reserve account                                 315,725                232,133
       Credit Suisse O&M bonus and sub fee account                               125,321                128,738
       Credit Suisse special reserve account                                         932                 15,450
                                                                          -------------------    -------------------
                                                                                 650,774                636,453
                                                                          -------------------    -------------------
          Total designated and restricted cash and equivalents                 3,270,138              3,083,616
                                                                          ===================    ===================


5.   Available-for-Sale Securities:

     The following is a summary of the Partnership's available-for-sale securities by contractual maturities:

                                                                                      Gross
                                                     Maturity         Amortized     Unrealized
                                                       Year              Cost         Gains       Fair Value
                                                     --------        -----------    ----------    -----------

     December 31, 1999
       Liquid Investments:
          Federal Discount Notes                       2000          $ 1,537,429    $      819    $ 1,538,248

       Special reserve account investments:
          U.S. Treasury Bills                          2000          $   527,400    $      133    $   527,533

       Bond reserve fund investments:
          Federal Discount Notes                       2000          $ 6,017,376    $        -    $ 6,017,376

     December 31, 1998
       Liquid Investments:
          U.S. Treasury Notes                          1999          $ 1,882,524    $    9,238    $ 1,891,762

     Special reserve account investments:
          U.S. Treasury Notes                          1999          $   500,080    $    3,045    $   503,125

     Bond reserve fund investments:
          U.S. Treasury Bills                          1999          $ 6,084,976    $        -    $ 6,084,976

                                                                       D R A F T


6.   Property, Plant and Equipment:

     Property, plant and equipment was as follows:

                                                                                         December 31,
                                                                                 1999                   1998
                                                                          -------------------    -------------------
       Land Improvements                                                     $    80,674            $    80,674
       Land                                                                      496,240                496,240
       Plant, equipment and systems                                           86,467,277             86,458,766
       Heavy operating equipment                                               1,245,098              1,245,098
       Small tools and equipment                                                 158,360                156,136
       Office furniture and equipment                                            184,611                176,345
       Vehicles                                                                   85,095                 85,095
                                                                          -------------------    -------------------

         Property, plant and equipment, at cost                               88,817,355             88,698,354

         Less accumulated depreciation                                       (18,666,000)           (16,770,199)
                                                                          -------------------    -------------------

         Property, plant and equipment, net                                 $ 70,151,355           $ 71,928,155
                                                                          ===================    ===================

     Depreciation of property, plant and equipment was $1,977,159 for 1999 and $1,963,142 for 1998.


7.   Deferred Charges:

     Deferred charges, net of accumulated amortization, were as follows:

                                                                                         December 31,
                                                                                 1999                   1998
                                                                          -------------------    -------------------
       Bond financing                                                        $ 1,131,770            $ 1,439,418
       Notes financing                                                         1,324,722              1,384,116
                                                                          -------------------    -------------------

                                                                             $ 2,456,492            $ 2,823,534
                                                                          ===================    ===================


8.   Bonds Payable:

     The 1989 Series tax-exempt bonds were issued October, 1989 in the amount of $60,800,000. The bonds bear interest at weekly, monthly, semiannual, annual or term rates set at the option of the Partnership or, upon termination of a letter of credit, at a fixed interest rate until maturity. The interest rate for the tax-exempt bonds was changed from a weekly interest rate to an annual interest rate effective June 2, 1999, subject to an interest rate adjustment on June 1, 2000. The weighted average interest rate from January 1, 1999 through May 31, 1999, based on a weekly rate was 3.14%. The annual interest rate from June 2, 1999 through May 31, 2000 is 3.31%, with interest payable on the first business day of March, June, September and December. The interest rate for the week ending December 31, 1998 was 4.05%, with a weighted average interest rate for the year of 3.51%.

                                                                       D R A F T


     The bonds mature December, 2015 and are subject to mandatory and optional redemption prior to maturity. Optional redemption, in whole or in part, may be made at the election of the Partnership at a redemption price of up to 102% of face value. The bonds are subject to mandatory redemption through a sinking fund requiring annual payments by the Partnership beginning in 2001. The bonds are payable from revenues of the Partnership or from a letter of credit.

     Scheduled annual bond sinking fund requirements are as follows:

     Year Ending                   Amount Due
     -----------                   ----------

     2000                         $         -
     2001                           1,700,000
     2002                           1,800,000
     2003                           2,200,000
     2004                          33,000,000
     Thereafter


     The remaining balance of bonds are payable upon maturity.

     The Partnership has aggregate letters of credit in the amount of $63,200,000 collateralizing the bonds payable (Note 9).

     The bond agreement covenants require the Partnership, among other requirements, to maintain specific insurance coverages.


9.   Term Notes Payable:

     The Partnership has a Credit and Reimbursement Agreement ("Credit Agreement") providing for a Letter of Credit ("LOC") for $60,800,000 for bond principal payments and $2,400,000 for bond interest payments, term loans of $12,000,000 and additional credit facilities in the form of revolving credit loans of $1,000,000 and capacity expansion loans of $2,000,000. The additional credit facilities in the form of revolving credit and capacity expansion loans expired in June 1999.

     The LOC for the $60,800,000 to cover bond principal payments expires in June, 2006. The LOC for $2,400,000 to cover bond interest payments expires on May 31, 2000. Aggregate annual fees on the LOC are approximately 1.17% through June, 2001 and 1.29% thereafter. The Partnership paid LOC fees of $772,532 and $738,299 in 1999 and 1998, respectively.

     Term notes payable bear interest from 1% to 1.25% above the London Interbank Offering Rate ("LIBOR"). The interest rate in effect at December 31, 1999 was 7.18% including the spread above LIBOR.

                                                                       D R A F T


     The Partnership agreed to pay an annual commitment fee of 0.5% on the un-utilized commitments for the capacity expansion loans and the revolving credit loans plus certain other annual administrative fees which totaled $69,602 and $77,155 in 1999 and 1998, respectively.

     The Partnership has an interest rate cap to protect against the impact of changes in market interest rates. The effect of this contract is to limit the interest the Partnership would pay to no more than approximately 10.667% on $45.6 million. The interest rate cap was effective June 30, 1996 and expires on June 30, 2001.

     Scheduled principal payments for the term notes are as follows:

          2000                     2,640,000
          2001                     1,200,000
          2002                     1,560,000
                                  ----------
                                  $5,400,000
                                  ==========

     Substantially all of the Partnership assets are pledged as collateral for the letter of credit and the term notes payable. The credit agreements provide for no other recourse by the lenders against the Partnership or any partner.

     The Credit Agreement covenants require the Partnership, among other requirements, to maintain specific debt service coverage ratios and insurance coverages. Term notes payables are subject to an acceleration clause upon default of the covenants.


10.  Related Party Transactions:

     Rosebud and an affiliate provide management and administrative services, and coal transportation services, and after January 1, 1999, limestone transportation services to the Partnership, and are also reimbursed for expenses incurred on behalf of the Partnership. Fees and reimbursable costs recorded by Rosebud and the affiliate during 1999 and 1998 were $1,217,233 and $1,120,226, respectively, of which $38,992 and $58,078 were payable at December 31, 1999 and 1998, respectively. The Partnership had receivables from Rosebud of $70,053 and $66,079 as of December 31, 1999 and 1998, respectively.

     Pursuant to the Partnership Agreement, the general partner is entitled to receive an Incentive Operating Performance Distribution (IOPD) which is subordinated to certain other minimum cash distributions starting in 2003. The IOPD paid to the general partner was $903,366 and $776,498 in 1999 and 1998, respectively, and is reported as a withdrawal of partnership capital in each respective year. Undistributed IOPD at December 31, 1999 and 1998 was $194,941 and $150,702, respectively. IOPD amounts not distributed bear interest at prime plus 1%.

                                                                       D R A F T


     Legal fees, including expenses incurred on behalf of the Partnership, in the amount of $412,362 and $231,883 were earned by the law firms of Owen H. Orndorff Law Offices and R. Lee Roberts in 1999 and 1998, respectively. Consulting fees, including expenses incurred on behalf of the Partnership, in the amount of $65,321 and $39,469 were earned by Jeffrey L. Smith in 1999 and 1998, respectively. Certain principals of these firms and Jeffrey
     L. Smith serve as officers and are shareholders of Rosebud. Amounts payable to these related parties total $33,276 and $29,354 at December 31, 1999 and 1998, respectively.


11.  Commitments:

     The Partnership has entered into the following long-term operating commitments:

     o A cogeneration and long-term power purchase agreement with Montana Power Company to sell and deliver capacity and energy through June 2025. Charges include a fixed fee portion which escalates annually and a variable portion that is determined by the Montana Public Service Commission.

     o Refuse coal supply and backup coal supply agreements with Western Energy Company (WECo) to purchase all of the Partnership's coal requirements until 2025. Charges are modified in January and July of each year and are based on various complex indices;

     o A 1988 limestone supply agreement, amended in 1992, with Montana Limestone Company with an initial term ending in 2005, renewable for up to five additional five-year terms. A processing charge is paid by the Partnership in the amount of $3.00 per ton, increased by a 4% compounded annual escalation beginning January 1, 1993 ($3.94 per ton at December 31, 1999);

     o A 1991 limestone supply agreement with Montana Limestone Company with an initial term ending in 2021. A processing charge is paid by the Partnership in the amount of $3.00 per ton, increased by a 4% compounded annual escalation beginning September 1, 1990. The processing charge may be renegotiated in 2006. There was no limestone processed under this agreement through 1999;

     o A services agreement with Constellation Operating Services for operations and maintenance of the Facility until 2010, renewable for up to three five-year terms. The Partnership may terminate the agreement at its sole discretion at December 31, 2000 or December 31, 2005. The charges are based on Constellation's labor costs and other costs incurred with an additional mark-up; and

     o A coal transport agreement with WECo, whereby WECo leases trucks from the Partnership for coal delivery. The agreement provides for WECo to operate and maintain the trucks and deliver coal through 2023. The charges are based on WECo's costs incurred with an additional markup. Rosebud Operating Services, Inc. performs maintenance on the trucks.


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                                                                       D R A F T


12.  Concentrations of Credit Risk:

     The Partnership has concentrations of credit risk, generally does not require collateral, and does not anticipate credit losses related to cash balances in bank accounts, which may exceed federally insured amounts, and receivables from Montana Power Company.


13.  Contingencies:

     The Partnership's 1989 series tax-exempt bonds are subject to Internal Revenue Code section 148 regarding arbitrage rebate requirements. The rebate was calculated based on earnings on non-purpose investments in excess of interest incurred on the tax-exempt bonds for the 5-year period ending October 1999. No rebate is due for this period. Rebate amounts, if any, are due after each 5-year period the tax-exempt bonds are outstanding.

     The State of Montana passed, in the 1997 session, legislation deregulating the electrical generation industry in Montana. MPC publicly announced its intention to sell its ownership interest in all power generating assets, including its power purchase contracts. On December 17, 1999, MPC sold its ownership interests in its power generating assets to Pennsylvania Power & Light. Any proposed sale of the Partnership's power purchase contract with MPC must have Partnership approval (which cannot be unreasonably withheld) and the Partnership cannot predict the impact, if any, that such a sale by MPC would have on its financial position, results of operations or cash flows.

     The Partnership filed complaints in 1997 and 1998 against MPC claiming that, among other things, MPC violated the power purchase agreement by wrongfully curtailing power and capacity purchases during the periods July 3, 1997 through July 18, 1997 and May 5, 1998 through June 17, 1998. In April 1999 the Partnership and MPC reached a settlement under which MPC paid the Partnership $507,100. This settlement is recorded as other revenue in the Statement of Operations.


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